Exhibit 99.1

PRESS RELEASE

Contact:

Lisa Wilson

In-Site Communications, Inc.

T: 212-452-2793

 E: lwilson@insitecony.com

FOR IMMEDIATE RELEASE

BIOSCRIP REPORTS FOURTH QUARTER 2014 FINANCIAL RESULTS

Elmsford, NY – March 2, 2015 – BioScrip®, Inc. (NASDAQ: BIOS) (the “Company”) today announced 2014 fourth quarter financial results. Fourth quarter revenue from continuing operations was $253.7 million and the net loss from continuing operations was $61.9 million, or $0.90 per basic and diluted share. Non-GAAP adjusted loss from continuing operations per basic and diluted share was $0.69.

Fourth Quarter Highlights

•	Total revenue increased by $28.2 million, or 12.5%, as compared to the prior year period. Revenue from the Infusion Services segment increased to $239.5 million, reflecting 13.0% growth year-over-year, driven by organic revenue growth;
•	Gross profit from continuing operations was $65.6 million, or 25.9% of revenue, as compared to $68.2 million, or 30.2% of revenue, in the prior year period;
•	Adjusted EBITDA from continuing operations was a loss of $30.6 million, primarily reflecting incremental allowance for bad debt expense;
•	The Company booked an incremental $31.7 million charge to bad debt, an increase of $29.2 million compared to the prior year period, bringing the total bad debt expense in 2014 to $79.6 million. The Company believes this charge appropriately reserves older account receivables;
•	The Company implemented an annualized $15 million in previously identified cost savings projects and identified incremental gross savings of $9 million expected to be realized in 2015, for a total of $24 million of expected gross cost savings in the year. Net of investments and expenses to support double digit organic growth and continued improvement of cash collections, the Company anticipates realizing a total of $10 million in net cost savings in 2015;
•	Cash flow from continuing operations was positive for the second consecutive quarter at $2.0 million; and,
•	As a result of the continued focus on cash collections, the Company has increased monthly average accounts receivable collections from $70.0 million in the first quarter of 2014 to $83.0 million in the fourth quarter of 2014.

“Fourth quarter and full year 2014 results reflect double digit organic revenue growth in our infusion business. We have taken a number of actions to align our cost structure and focus our resources in support of core infusion therapies, which we believe will continue to drive profitable growth and shareholder value. In addition, following an in-depth review of our bad debt reserve, we recorded a charge this quarter that we feel appropriately reserves older account receivables,” said Rick Smith, President and Chief Executive Officer of BioScrip.

“As we head into 2015, we expect to continue to focus on double digit organic growth, operating cash flow generation and cost savings initiatives. We have confidence that our platform and our solid payor and hospital relationships will continue to drive profitable growth,” concluded Mr. Smith.

Results of Operations

Fourth Quarter 2014 versus Fourth Quarter 2013

Revenue from continuing operations for the fourth quarter of 2014 totaled $253.7 million, compared to $225.5 million for the same period a year ago, an increase of $28.2 million or 12.5%. Infusion Services segment revenue was $239.5 million in the fourth quarter of 2014 as compared to $212.0 million for the same period in 2013. The 13.0% increase was driven primarily by continued strong organic growth.

Consolidated gross profit for the fourth quarter of 2014 was $65.6 million, or 25.9% of revenue, compared to $68.2 million, or 30.2% of revenue, for the fourth quarter of 2013. The decrease in gross profit dollars and margin percentage was primarily the result of a decrease in the PBM Services segment and the impact of therapy mix on the Infusion Services segment.

During the fourth quarter of 2014, on a consolidated basis, Adjusted EBITDA from continuing operations declined by $43.9 million to a loss of $30.6 million, compared to $13.3 million in the prior year period. Infusion Services segment Adjusted EBITDA was a loss of $18.3 million in the fourth quarter of 2014.

PBM Services segment revenue was $14.2 million for the fourth quarter of 2014, compared to $13.5 million for the prior year period. PBM Services segment Adjusted EBITDA was $1.6 million, or 11.2% of segment revenue, for the fourth quarter of 2014 compared to $1.7 million, or 12.7% of segment revenue, in the prior year quarter.

Interest expense in the fourth quarter of 2014 was $9.3 million compared to $8.0 million in the prior year period.

Income tax expense for continuing operations in the fourth quarter of 2014 was $2.9 million compared to an income tax expense of $2.6 million in the prior year period.

Net loss from continuing operations for the fourth quarter of 2014 was $61.9 million, or a loss of $0.90 per basic and diluted share, compared to a net loss of $15.6 million, or $0.23 per basic and diluted share, in the prior year period.

Twelve Months Ended 2014 versus Twelve Months Ended 2013

Revenue from continuing operations for the twelve months ended December 31, 2014 totaled $984.1 million, compared to $769.5 million for the same period a year ago. The 27.9% increase was driven primarily by organic growth in infusion therapies. Infusion Services segment revenue was $922.7 million for the twelve months ended December 31, 2014, compared to $696.9 million for the same period in 2013, a 32.4% increase.

Consolidated gross profit for the twelve months ended December 31, 2014, was $261.1 million, or 26.5% of revenue, compared to $243.6 million, or 31.7% of revenue, in the prior year. The net increase in gross profit was primarily due to organic growth. Consolidated gross profit margin percentage was primarily impacted by the PBM Services segment and the impact of therapy mix on the Infusion Services segment.

PBM Services segment revenue for the twelve months ended December 31, 2014 was $61.4 million, compared to $72.6 million for the prior year period.

For the twelve months ended December 31, 2014, on a consolidated basis, Adjusted EBITDA from continuing operations declined by $68.8 million to a loss of $23.0 million, compared to $45.7 million in the prior year period. Infusion Services segment Adjusted EBITDA was $6.5 million, or 0.7% of segment revenue, compared to $60.7 million, or 8.7% of segment revenue, in the prior year. On a pro-forma basis, Infusion Services segment Adjusted EBITDA was $62.8 million, compared to $60.7 million, in the prior year period.

On a pro-forma basis, consolidated Adjusted EBITDA from continuing operations was $39.3 million, which adjusts for the impact of non-recurring items that primarily include $56.3 million in Infusion Services pro-forma adjustments and $5.8 million of one-time accounting fees incurred during the fourth quarter of 2014.

Interest expense for the twelve months ended December 31, 2014 was $38.5 million compared to the $28.2 million in the prior year.

Income tax expense from continuing operations for the twelve months ended December 31, 2014 was $11.4 million, compared to an income tax expense of $2.5 million in 2013.

The net loss from continuing operations, net of taxes, for the twelve months ended December 31, 2014 was $143.4 million, or $2.09 per basic and diluted share, compared to a net loss of $57.0 million, or $0.89 per basic and diluted share, in the prior year.

Liquidity and Capital Resources

For the twelve months ended December 31, 2014, BioScrip used $24.6 million in net cash from continuing operating activities, compared to cash used of $46.0 million during the twelve months of 2013, a decrease of $21.4 million. The Company achieved positive cash flow from continuing operations during the last two quarters of 2014. As of December 31, 2014, the Company has $740,000 in cash and $423.8 million of outstanding debt. In addition, the Company had availability of $70.0 million on its $75.0 million revolving credit facility.

Conference Call and Presentation

BioScrip will host a conference call and live webcast to discuss its fourth quarter 2014 financial results on March 2, 2015 at 8:30 a.m. Eastern Time. Interested parties may participate by dialing 800-771-6917 (US), or 212-231-2919 (International) or accessing a link on the Company’s website at www.bioscrip.com. The Company is also providing supplemental slides that will be posted prior to the conference call and will be accessible through the “Investor Relations” section of the BioScrip website at www.bioscrip.com.

A replay of the conference call will be available for two weeks after the call's completion by dialing 800-633-8284 (US) or 402-977-9140 (International) and entering conference call ID number 21762174. An audio webcast and archive will also be available for 30 days under the "Investor Relations" section of the Company’s website.

About BioScrip, Inc.

BioScrip, Inc. is a leading national provider of infusion and home care management solutions. BioScrip partners with physicians, hospital systems, skilled nursing facilities, healthcare payors, and pharmaceutical manufacturers to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by clinical excellence, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves. BioScrip provides its infusion services from over 70 locations across 29 states.

Forward-Looking Statements – Safe Harbor This press release includes statements that may constitute "forward-looking statements," including projections of certain measures of the Company's results of operations, projections of certain charges and expenses, and other statements regarding the Company's goals, regulatory approvals and strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. In some cases, forward-looking statements can be identified by words such as "may," "should," "could," "anticipate," "estimate," "expect," "project," “outlook,” “aim,” "intend," "plan," "believe," "predict," "potential," "continue" or comparable terms. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause or contribute to such differences include but are not limited to risks associated with: the Company's ability to integrate any acquisitions; the Company's ability to grow its Infusion Services segment organically or through acquisitions and obtain financing in connection therewith; its ability to reduce operating costs while sustaining growth; reductions in federal, state and commercial reimbursement for the Company's products and services; increased government regulation related to the health care and insurance industries; as well as the risks described in the Company's periodic filings with the Securities and Exchange Commission. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Reconciliation to Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting EBITDA, Adjusted EBITDA (including pro-forma Adjusted EBITDA), and Adjusted EPS, which are non-GAAP financial measures. EBITDA, Adjusted EBITDA and Adjusted EPS are not measurements of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of our liquidity. In addition, the Company's definitions of EBITDA, Adjusted EBITDA and Adjusted EPS may not be comparable to similarly titled non-GAAP financial measures reported by other companies. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, as defined by the Company, represents net income before net interest expense, loss on extinguishment of debt, income tax expense, depreciation and amortization, stock-based compensation expense, acquisition and integration expenses, restructuring-related expenses and investments in start-up operations. As part of restructuring, the Company may incur significant charges such as the write down of certain long−lived assets, temporary redundant expenses, retraining expenses, potential cash bonus payments and potential accelerated payments or terminated costs for certain of its contractual obligations. Adjusted EPS, as defined by the Company, represents earnings per basic and diluted share, excluding the same elements in calculating Adjusted EBITDA as well as the impact of acquisition-related intangible amortization. Management believes that these non-GAAP financial measures provide useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results. For a full reconciliation of EBITDA, Adjusted EBITDA and Adjusted EPS to the most comparable GAAP financial measures, please see the attachments to this earnings release.

Schedule 1

BIOSCRIP, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share amounts)

	December 31, 2014	December 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$740	$1,001
Receivables, less allowance for doubtful accounts of $66,500 and $17,836 at December 31, 2014 and December 31, 2013, respectively	140,810	172,188
Inventory	37,215	34,341
Prepaid expenses and other current assets	9,450	14,110
Current assets of discontinued operations	-	15,316
Total current assets	188,215	236,956
Property and equipment, net	38,171	41,182
Goodwill	573,323	571,337
Intangible assets, net	10,269	16,824
Deferred financing costs	13,463	17,184
Other non-current assets	1,272	3,733
Non-current assets of discontinued operations	-	49,642
Total assets	$824,713	$936,858
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$5,395	$60,257
Accounts payable	90,032	63,575
Claims payable	8,162	2,547
Amounts due to plan sponsors	5,779	4,826
Accrued interest	6,853	2,173
Accrued expenses and other current liabilities	46,092	36,371
Current liabilities of discontinued operations	-	6,576
Total current liabilities	162,313	176,325
Long-term debt, net of current portion	418,408	375,322
Deferred taxes	19,058	6,935
Other non-current liabilities	8,129	17,540
Non-current liabilities of discontinued operations	-	6,153
Total liabilities	607,908	582,275
Stockholders' equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.0001 par value; 125,000,000 shares authorized; 71,273,564 and 70,711,439 shares issued and 68,636,965 and 68,128,919 shares outstanding as of December 31, 2014 and 2013, respectively	8	7
Treasury stock, 2,637,099 and 2,582,520 shares, at cost, as of December 31, 2014 and 2013, respectively	(10,679)	(10,311)
Additional paid-in capital	529,682	519,625
Accumulated deficit	(302,206)	(154,738)
Total stockholders' equity	216,805	354,583
Total liabilities and stockholders' equity	$824,713	$936,858

Schedule 2

BIOSCRIP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Product revenue	$234,052	$206,090	$901,653	$675,684
Service revenue	19,626	19,394	82,402	93,774
Total revenue	253,678	225,484	984,055	769,458

Cost of product revenue	169,896	142,332	645,419	466,155
Cost of service revenue	18,174	14,956	77,570	59,690
Total cost of revenue	188,070	157,288	722,989	525,845

Gross profit	65,608	68,196	261,066	243,613
% of revenues	25.9%	30.2%	26.5%	31.7%

Selling, general and administrative expenses	64,684	59,956	239,810	209,627
Change in fair value of contingent consideration	(423)	(5,374)	(7,364)	(5,786)
Bad debt expense	38,533	9,360	79,574	19,625
Acquisition and integration expenses	3,170	3,105	17,924	16,130
Restructuring and other expenses	5,350	4,261	15,646	7,718
Amortization of intangibles	1,612	1,870	6,555	6,671
Loss from operations	(47,318)	(4,982)	(91,079)	(10,372)
Interest expense, net	9,342	8,029	38,539	28,198
Loss on extinguishment of debt	2,373	-	2,373	15,898
Loss from continuing operations, before income taxes	(59,033)	(13,011)	(131,991)	(54,468)
Income tax provision	2,907	2,565	11,391	2,523
Loss from continuing operations, net of income taxes	(61,940)	(15,576)	(143,382)	(56,991)
Loss from discontinued operations, net of income taxes	(1,686)	(2,983)	(4,086)	(12,663)
Net Loss	$(63,626)	$(18,559)	$(147,468)	$(69,654)

Loss per common share:
Loss from continuing operations, basic and diluted	$(0.90)	$(0.23)	$(2.09)	$(0.89)
Loss from discontinued operations, basic and diluted	(0.02)	(0.04)	(0.06)	(0.19)
Loss, basic and diluted	$(0.92)	$(0.27)	$(2.15)	$(1.08)

Weighted average shares outstanding, basic and diluted	68,637	68,097	68,476	64,560

Schedule 3

BIOSCRIP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2014	2013
Cash flows from operating activities:
Net (loss) income	$(147,468)	$(69,654)
Less: Income (loss) from discontinued operations, net of income taxes	(4,086)	(12,663)
Loss from continuing operations, net of income taxes	(143,382)	(56,991)
Adjustments to reconcile net loss from continuing operations to net cash provided (used in) by operating activities:
Depreciation	16,388	13,381
Amortization of intangibles	6,555	6,671
Amortization of deferred financing costs and debt discount	4,153	2,259
Change in fair value of contingent consideration	(7,364)	(5,786)
Change in deferred income tax	12,318	4,801
Compensation under stock-based compensation plans	8,570	9,450
Loss on extinguishment of debt	2,373	15,898
Equity in earnings of unconsolidated affiliate	-	675
Changes in assets and liabilities, net of acquired business:
Receivables, net of bad debt expense	30,650	(33,511)
Inventory	(2,952)	4,939
Prepaid expenses and other assets	5,464	(456)
Accounts payable	26,021	22,260
Claims payable	5,614	(4,864)
Amounts due to plan sponsors	953	(13,105)
Accrued interest	4,681	(3,627)
Accrued expenses and other liabilities	5,313	(8,005)
Net cash provided by (used in) operating activities from continuing operations	(24,645)	(46,011)
Net cash provided by (used in) operating activities from discontinued operations	(6,771)	(8,542)
Net cash (used in) provided by operating activities	(31,416)	(54,553)
Cash flows from investing activities:
Purchases of property and equipment, net	(13,829)	(25,525)
Cash consideration paid for acquisitions, net of cash acquired	(454)	(282,998)
Net cash proceeds from sale of unconsolidated affiliate	852	8,617
Cash advances to unconsolidated affiliate	-	(2,363)
Net cash used in investing activities from continuing operations	(13,431)	(302,269)
Net cash provided by investing activities from discontinued operations	57,688	(101)
Net cash provided by (used in) investing activities	44,257	(302,370)
Cash flows from financing activities:
Proceeds from stock offering	-	118,382
Proceeds from senior notes due 2021, net of lenders' fees, other expenses and debt discount	194,539	-
Proceeds from senior credit facility, net of fees paid to issuers	-	378,091
Repayment of 10 1/4% senior unsecured notes	-	(237,397)
Deferred and other financing costs	(1,135)	-
Borrowings on line of credit	244,700	449,559
Repayments on line of credit	(279,703)	(409,559)
Principal payments on long-term debt	(172,243)	(5,000)
Repayments of capital leases	(360)	(802)
Net proceeds from exercise of employee stock compensation plans	1,468	2,549
Surrender of stock to satisfy minimum tax withholding	(368)	-
Net cash provided by (used in) financing activities	(13,102)	295,823
Net change in cash and cash equivalents	(261)	(61,100)
Cash and cash equivalents - beginning of period	1,001	62,101
Cash and cash equivalents - end of period	$740	$1,001
DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$34,133	$25,589
Cash paid during the period for income taxes, net of refunds	$1,651	$3,137
DISCLOSURE OF NON-CASH TRANSACTIONS:
Capital lease obligations incurred to acquire property and equipment	$107	$20

Schedule 4

BIOSCRIP, INC AND SUBSIDIARIES

Reconciliation between GAAP and Non-GAAP Measures

(in thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Results of Operations:
Revenue:
Infusion Services - product revenue	$234,052	$206,090	$901,653	$675,684
Infusion Services - service revenue	5,442	5,900	21,001	21,182
Total Infusion Services revenue	239,494	211,990	922,654	696,866

PBM Services - service revenue	14,184	13,494	61,401	72,592

Total revenue	$253,678	$225,484	$984,055	$769,458

Adjusted EBITDA by Segment before corporate overhead:
Infusion Services	(18,310)	$20,071	$6,501	$60,686
PBM Services	1,594	1,709	6,731	17,094
Total Segment Adjusted EBITDA	(16,716)	21,780	13,232	77,780

Corporate overhead	(13,879)	(8,511)	(36,264)	(32,042)
Consolidated Adjusted EBITDA	(30,595)	13,269	(23,032)	45,738

Interest expense, net	(9,342)	(8,029)	(38,539)	(28,199)
Loss on extinguishment of debt	(2,373)	-	(2,373)	(15,898)
Income tax provision	(2,907)	(2,565)	(11,391)	(2,523)
Depreciation	(4,389)	(5,212)	(16,388)	(13,381)
Amortization of intangibles	(1,612)	(1,870)	(6,555)	(6,671)
Stock-based compensation expense	(1,933)	(2,190)	(8,570)	(9,450)
Acquisition and integration expenses	(3,170)	(3,105)	(17,924)	(16,130)
Restructuring and other expenses and investments	(5,619)	(5,874)	(18,610)	(10,477)
Loss from continuing operations, net of taxes	(61,940)	$(15,576)	$(143,382)	$(56,991)

Supplemental Operating Data

Capital Expenditures:
Infusion Services			$9,754	$15,972
PBM Services			-	-
Corporate unallocated			4,075	9,553
Total Capital Expenditures			$13,829	$25,525

Depreciation Expense:
Infusion Services			$10,203	$8,541
PBM Services			-	-
Corporate unallocated			6,185	4,840
Total Depreciation Expense			$16,388	$13,381

Total Assets:
Infusion Services			$755,955	$793,475
PBM Services			29,147	25,239
Corporate unallocated			39,611	53,169
Assets from discontinued operations			-	64,959
Assets associated with discontinued operations, not sold			-	16
Total Assets			$824,713	$936,858

Goodwill:
Infusion Services			$560,579	$558,593
PBM Services			12,744	12,744
Total Goodwill			$573,323	571,337

Schedule 5

BIOSCRIP, INC AND SUBSIDIARIES

Reconciliation between GAAP and Non-GAAP Earnings Per Share

(in thousands except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014 (1)	2013 (2)	2014 (1)	2013 (3)
Loss from continuing operations, net of income taxes	$(61,940)	$(15,576)	$(143,382)	$(56,991)
Non-GAAP adjustments, net of income taxes:
Restructuring and other related costs and investments (4)	5,619	5,876	18,610	10,478
Loss on extinguishment of debt	2,373	-	2,373	15,894
Acquisition and integration expenses	3,170	3,104	17,924	16,126
Amortization of intangibles	1,612	1,869	6,555	6,669
Compensation under stock-based compensation plans	1,933	2,189	8,570	9,448
Non-GAAP net income (loss) from continuing operations	$(47,233)	$(2,538)	$(89,350)	$1,624

Loss per share from continuing operations, basic and diluted	$(0.90)	$(0.23)	$(2.09)	$(0.89)
Non-GAAP adjustments, net of income taxes:
Restructuring and other related costs and investments (4)	0.08	0.09	0.27	0.16
Loss on extinguishment of debt	0.03	-	0.03	0.25
Acquisition and integration expenses	0.05	0.05	0.26	0.25
Amortization of intangibles	0.02	0.03	0.10	0.10
Compensation under stock-based compensation plans	0.03	0.03	0.13	0.15
Non-GAAP earnings per share from continuing operations, basic and diluted	$(0.69)	$(0.03)	$(1.30)	$0.02

Weighted average shares outstanding, basic and diluted	68,637	68,097	68,476	64,560

(1)	For the three months and year ended December 31, 2014 non-GAAP net loss from continuing operations adjustments are net of tax, calculated using an annual effective tax rate method. However, the Company has recorded a full valuation allowance on its deferred tax assets and, as a result, no tax benefit is being recognized for the non-GAAP net loss from continuing operations. The tax expense in continuing operations relates to indefinite-lived intangible assets and an insignificant amount of state tax expense which would not be impacted by the non-GAAP adjustments above. Accordingly, no tax expense has been allocated to the non-GAAP adjustments.

(2)	For the three months ended December 31, 2013, non-GAAP net income from continuing operations adjustments are net of tax, calculated using an annual effective tax rate method. The tax expense netted against restructuring and other expenses and investments, acquisition and integration expenses, amortization of intangibles, and stock-based compensation expense was $2, $1, $1 and $1, respectively. The tax effect of these adjustments on a per share basis is not meaningful.

(3)	For the year ended December 31, 2013, non-GAAP net income from continuing operations adjustments are net of tax, calculated using an annual effective tax rate method. The tax expense netted against restructuring and other expenses and investments, loss on extinguishment of debt, acquisition and integration expenses, amortization of intangibles, and stock-based compensation expense was $3, $4, $4, $2 and $2, respectively. The tax effect of these adjustments on a per share basis is not meaningful.

(4)	Restructuring and other expenses and investments include costs associated with restructuring such as employee severance, third party consulting costs and facility closure costs; training and transitional costs as well as redundant salaries; losses in the short-term investment in the unconsolidated affiliate; and investments in start-up branch locations.

                    Schedule 6

        BIOSCRIP, INC AND SUBSIDIARIES

        Year Ended December 31, 2014

Consolidated Pro Forma Adj EBITDA		Infusion Segment Pro Forma Adjusted EBITDA
$'000		$'000

Consolidated Adj EBITDA	$(23,032)	Infusion Adj EBITDA	$6,501

Pro Forma Adjustments:		Pro Forma Adjustments:
Infusion Pro Forma Adjustments	$56,255	Bad Debt	$54,127
One-Time Audit Fees	5,800	Contractual Adjustments	4,127
Incremental FY Impact of 2014 RIF	239	Gain on Contingent Consideration	(7,364)
Total Pro Forma Adjustments	$62,294	Incremental FY Impact of 2014 RIF	4,280
		Site Closures	1,085
		Total Pro Forma Adjustments	$56,255
Consolidated Pro Forma Adj EBITDA	$39,262
		Infusion Pro Forma Adj EBITDA	$62,756